Exhibit 99.1

National Beverage Corp. Reports Nine Months Results - Solid Earnings

FT. LAUDERDALE, Fla.--(BUSINESS WIRE)--March 11, 2010--National Beverage Corp. (NASDAQ: FIZZ) today reported financial results for the nine months and third quarter periods ended January 30, 2010.

For the nine months:

  Revenues increased to $443.9 million, up 4%.
  Net income grew to $23.6 million, up from $17.9 million.
  Earnings per share grew to $.51, up from $.39.

“As the soft-drink industry leaders jockey for the Ultimate Strategy – they announce their goal to copy our business model that continues to enable our competitive performance. Passion, Aggressiveness and Smarts – usually are not created through the consolidation of balance sheets – sorry to report!” stated Nick A. Caporella, Chairman and Chief Executive Officer.

“Our focus has been and will continue to aggressively expand Brand – Package – Distribution opportunities. Our size and brand portfolio also affords us the dynamic agility to focus – and the result is the continued performance of our brands, most especially, LaCroix and Rip It,” continued Caporella.

“While comments, relative to our excitement about having the best third quarter in our history, may be in order – our caution and the most recent severe weather conditions demand . . . modesty. Let’s just say – we continue to be blessed,” continued Caporella.

“Team National’s dynamic edge and success will be driven by our consumer-centric values – as we continue to be the most competitive, agile, innovative beverage meister in our markets. It magnifies the process of achieving excellence . . . if heavy sweat and light bleeding are involved. That’s a . . .Yes!” concluded Caporella.

National Beverage is highly innovative, making it unique as a pace-setter in the changing soft-drink industry. Its lineup of refreshment products including – energy drinks, fortified powders – SuppleNutrients, functionally enhanced juices and waters – are geared toward the lifestyle/health-conscious consumer.

Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

Fun, Flavor and Vitality . . . the National Beverage Way

National Beverage Corp. Consolidated Results for the Three and Nine Months Ended January 30, 2010 and January 31, 2009 (in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009

Net Sales	$131,462	$129,430	$443,864	$426,732

Net Income	$5,525	$3,654	$23,642	$17,888

Net Income Per Share
Basic	$.12	$.08	$.51	$.39
Diluted	$.12	$.08	$.51	$.39

Average Common Shares Outstanding
Basic	46,080	46,003	46,038	45,996
Diluted	46,307	46,205	46,281	46,178

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

CONTACT:
National Beverage Corp.
Grace Keene, Office of the Chairman, 877-NBC-FIZZ